Exhibit 10.1

December 4, 2008

VIA FIRST CLASS MAIL:

Massoud Safavi

3009 Amherst Avenue

University Park, TX 75225

Re:                               Amendment to Employment Agreement

Dear Mr. Safavi:

You and EF Johnson Technologies, Inc. (formerly known as EFJ, Inc.) (the “Company”) are parties to an employment agreement dated November 15, 2007, and related documents consisting of (i) an offer letter dated November 15, 2007 from the Company to you, and (ii) the terms contained in the two-page document titled “SEC compliant clause re employment offer to Massoud Safavi” (collectively, the “Agreement”).   The purpose of this letter is to obtain your consent to an amendment of the Agreement, which is required in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

The Agreement provides that, under certain circumstances, you are entitled to benefits in the event of your involuntary termination of employment or voluntary termination for substantial changes in responsibility or compensation.  In order to comply with Section 409A of the Code, the Agreement should be amended to state that payments which are subject to the delay requirements of Section 409A cannot be paid sooner than six months following your termination of employment.  There are exceptions from the 6-month delay requirements for certain payments upon an “involuntary termination” or termination for “good reason” as defined under Section 409A, so long as those payments do not exceed the monetary limit, which for 2008 is $460,000.  These exceptions should apply to some of the payments to which you are entitled.  In addition, in order to comply with Section 409A of the Code, the Agreement should be amended to state that payments will be paid on the 60th day following your termination of employment provided that a release agreement has been executed and not revoked by that date.

To this end, the Agreement is amended, effective December 4, 2008, to add the following section at the end of the “SEC compliant clause re employment offer to Massoud Safavi”:

Delay in Payment of Benefits.

If Employee is a “specified employee,” as defined in § 1.409A-1(i) of the Final Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Employee is entitled to a payment under the terms of this document, and such payment would otherwise be paid (the “Original Payment Date”) before a

EF Johnson Corporate Headquarters 1440 Corporate Drive, Irving, TX 75038-2401 800.328.3911 972.819.0700 fax 972.819.0639 www.efji.com date which is at least six (6) months following the date of Employee’s termination of employment that constitutes a “separation from service,” as defined in Code Section 409A and the Final Regulations issued thereunder (“Separation from Service”), then all or part of such payment shall be paid on the date which is six (6) months following the date of Employee’s Separation from Service (or, if earlier, the date of death of Employee), provided such six (6) month delay is required for all or such part of the payment by Code Section 409A .

Subject to the previous paragraph, benefits to be paid in a lump sum under this Agreement shall be paid on the 60th day following Employee’s termination of employment provided that any release agreement provided for hereunder has been executed and not revoked by such date.

Please acknowledge your consent to the foregoing amendment to the Agreement by executing a copy of this letter in the space provided below and returning it to me within 10 days from the date of this letter, via facsimile (972-819-0201), with the original being sent via regular mail.  You may also want to consult your own independent counsel to assist you in reviewing this letter, and we urge you to do so if you are so inclined.

If you have any questions or if you need additional information, please do not hesitate to contact me.

Very truly yours,

EF Johnson Technologies, Inc.

By:	/s/ Michael E. Jalbert
Michael E. Jalbert
Chairman and CEO

ACCEPTED AND AGREED BY

EXECUTIVE

/s/ Massoud Safavi
Massoud Safavi